Filed Pursuant to Rule 433
Registration No. 333-149655
$1,000,000,000
Medco Health Solutions, Inc.
$500,000,000 2.750% Notes Due 2015
$500,000,000 4.125% Notes Due 2020
Final Term Sheet
$500,000,000 2.750% Notes Due 2015

Issuer:	Medco Health Solutions, Inc.
Security:	2.750% Notes due 2015
Size:	$500,000,000
Maturity Date:	September 15, 2015
Coupon:	2.750%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2011
Price to Public:	99.967%
Underwriting Discount:	0.60%
Benchmark Treasury:	UST 1.250% due August 31, 2015
Benchmark Treasury Price and Yield:	99-08; 1.407%
Spread to Benchmark Treasury:	+ 135 bps
Yield:	2.757%
Make-Whole Call:	T + 20 bps
Expected Settlement Date:	September 10, 2010
CUSIP:	58405U AF9
Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services BBB by Fitch Inc.
Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Daiwa Capital Markets America Inc.
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
UBS Securities LLC
Underwriting:	Daiwa Capital Markets America Inc. (“DCMA”) has entered into an agreement with SMBC Securities, Inc. (“SMBCSI”) pursuant to which SMBCSI provides certain advisory and/or other services to DCMA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DCMA, DCMA will pay to SMBCSI a mutually agreed-upon fee.
Conflicts of Interest:	Mitsubishi UFJ Securities (USA), Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA Inc. or affiliates thereof who are underwriters in this offering will receive more than 5% of the net offering proceeds to repay outstanding indebtedness as described in the “Use of Proceeds” section of the prospectus supplement. As such, Mitsubishi UFJ Securities (USA), Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA Inc. have a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by FINRA. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. A Qualified Independent Underwriter will not be necessary for this offering as, pursuant to Rule 2720(a)(1)(C), the securities being offered are investment grade rated. Mitsubishi UFJ Securities (USA), Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA Inc. are not permitted to sell notes in this offering to an account over which they exercises discretionary authority without the prior specific written approval of the account holder.

Final Term Sheet
$500,000,000 4.125% Notes Due 2020

Issuer:	Medco Health Solutions, Inc.
Security:	4.125% Notes due 2020
Size:	$500,000,000
Maturity Date:	September 15, 2020
Coupon:	4.125%
Interest Payment Dates:	March 15 and September 15, commencing March 15, 2011
Price to Public:	99.780%
Underwriting Discount:	0.65%
Benchmark Treasury:	UST 2.625% due August 15, 2020
Benchmark Treasury Price and Yield:	100-06+; 2.602%
Spread to Benchmark Treasury:	+ 155 bps
Yield:	4.152%
Make-Whole Call:	T + 25 bps
Expected Settlement Date:	September 10, 2010
CUSIP:	58405U AG7
Anticipated Ratings:	Baa3 by Moody’s Investors Service, Inc. BBB+ by Standard & Poor’s Ratings Services BBB by Fitch Inc.
Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. Mitsubishi UFJ Securities (USA), Inc.
Co-Managers:	Banc of America Securities LLC
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Mizuho Securities USA Inc.
Wells Fargo Securities, LLC
Barclays Capital Inc.
Daiwa Capital Markets America Inc.
KeyBanc Capital Markets Inc.
PNC Capital Markets LLC
RBS Securities Inc.
Scotia Capital (USA) Inc.
UBS Securities LLC
Underwriting:	Daiwa Capital Markets America Inc. (“DCMA”) has entered into an agreement with SMBC Securities, Inc. (“SMBCSI”) pursuant to which SMBCSI provides certain advisory and/or other services to DCMA, including services with respect to this offering. In return for the provision of such services by SMBCSI to DCMA, DCMA will pay to SMBCSI a mutually agreed-upon fee.
Conflicts of Interest:	Mitsubishi UFJ Securities (USA), Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA Inc. or affiliates thereof who are underwriters in this offering will receive more than 5% of the net offering proceeds to repay outstanding indebtedness as described in the “Use of Proceeds” section of the prospectus supplement. As such, Mitsubishi UFJ Securities (USA), Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA Inc. have a “conflict of interest” in this offering within the meaning of NASD Rule 2720, as administered by FINRA. Consequently, the offering is being conducted in compliance with the provisions of Rule 2720. A Qualified Independent Underwriter will not be necessary for this offering as, pursuant to Rule 2720(a)(1)(C), the securities being offered are investment grade rated. Mitsubishi UFJ Securities (USA), Inc., Banc of America Securities LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and Mizuho Securities USA Inc. are not permitted to sell notes in this offering to an account over which they exercises discretionary authority without the prior specific written approval of the account holder.
Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
The issuer has filed a registration statement (File No. 333-149655, including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read these documents, the documents incorporated by reference therein and the other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.
You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from Deutsche Bank Securities Inc., Prospectus Department, 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3901, Toll-free: 1-800-503-4611, Email to prospectus.cpdg@db.com, or from Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, Toll-free: 1-866-471-2526, Facsimile: 1-212-902-9316, Email to prospectus-ny@ny.email.gs.com